SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934 (Amendment No.      )

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

OLD WESTBURY FUNDS, INC.

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule a 11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

OLD WESTBURY FUNDS, INC.
760 Moore Road
King of Prussia, PA 19406

INFORMATION STATEMENT DATED DECEMBER 16, 2008

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY

This document is an Information Statement and is being furnished to shareholders of the Old Westbury Global Opportunities Fund (“Global Opportunities Fund”) and Old Westbury Global Small & Mid Cap Fund (“Global Small & Mid Cap Fund”) (each a “Fund” and together the “Funds”), in lieu of a proxy statement pursuant to the terms of an exemptive order issued by the Securities and Exchange Commission (the “SEC”). The Funds are separate series of Old Westbury Funds, Inc. (the “Corporation”).

Bessemer Investment Management LLC (the “Adviser”) serves as investment manager of the Funds and has allocated certain assets of the Global Opportunities Fund among three sub-advisers, T. Rowe Price International, Inc., Franklin Advisers, Inc. and Shenkman Capital Management, Inc. (“Shenkman”) and has allocated certain assets of the Global Small & Mid Cap Fund among two sub-advisers, Dimensional Fund Advisors LP and Champlain Investment Partners, LLC (“Champlain”). This Information Statement is being provided to the shareholders of the Funds to:

(i)	provide shareholders of the Global Opportunities Fund information about a new investment sub-advisory agreement with Shenkman, a new sub-adviser for the Fund; and

(ii)

provide shareholders of the Global Small & Mid Cap Fund information about a new investment sub-advisory agreement with Champlain, an existing sub-adviser for the Fund, subsequent to a change in ownership of Champlain that resulted in the automatic termination of the prior sub-advisory agreement with Champlain.

Under the SEC order, the Adviser may, subject to the Board’s approval, enter into or materially amend sub-advisory agreements without approval of the Funds’ shareholders, provided that an Information Statement is sent to shareholders of the Funds. The order also permits the Funds to disclose, in lieu of the fees paid to each sub-adviser that is unaffiliated with the Adviser or the Corporation, the aggregate fees paid to the Adviser and each such sub-adviser. The Board reviews the sub-advisory agreements annually.

This Information Statement will be mailed on or about December 22, 2008, to shareholders of record of the Funds as of December 1, 2008 (the “Record Date”). The Funds will bear the expenses incurred in connection with preparing this Information Statement. One Information Statement will be delivered to shareholders sharing the same address unless the Funds have received contrary instructions from the shareholders. As of the Record Date, 175,593,668 shares of the Global Opportunities Fund were issued and outstanding and 282,591,731 shares of the Global Small & Mid Cap Fund were issued and outstanding. Information on shareholders who owned beneficially more than 5% of the shares of each Fund as of the Record Date is set forth in Appendix A. To the knowledge of the Adviser, the executive officers and Directors of the Corporation as a group owned less than 1% of the outstanding shares of the Funds and of the Corporation as of the Record Date.

Board Approval and Evaluation of the New Sub-Advisory Agreements

At a regular meeting of the Board of Directors of the Funds held on September 23, 2008, the Board of Directors, including the Directors who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended) (“Independent Directors”) unanimously approved (i) a new sub-advisory agreement with Shenkman for the Global Opportunities Fund and (ii) a new sub-advisory agreement with Champlain for the Global Small & Mid Cap Fund. With the exception of the Champlain sub-advisory agreement’s fee schedule, the terms and conditions of the new sub-advisory agreement with Champlain are identical to the terms and conditions of the previous sub-advisory agreement with Champlain, which the Board last reviewed and approved at its Board of Directors Meeting held on May 14, 2008. The fees payable to Champlain and Shenkman under their respective sub-advisory agreements do not result in an increase in the Funds’ advisory fee levels previously approved by the Funds’ shareholders, as set forth herein.

In approving the sub-advisory agreements, the Board of Directors considered the overall fairness of each sub-advisory agreement and whether the agreement was in the best interest of the affected Fund. The Board of Directors further considered factors it deemed relevant with respect to each Fund, including, as applicable: (1) the nature, quality and extent of the services provided or to be provided by the sub-adviser to the Fund; (2) the investment performance of the Fund and its sub-adviser; (3) the costs of the services to be provided and profits to be realized by the sub-adviser and its affiliates from the sub-adviser’s relationship with the Fund; (4) the extent to which economies of scale will be realized as the Fund grows and whether fee levels reflect those economies of scale for the benefit of Fund investors; and (5) comparative services rendered and comparative advisory and sub-advisory fee rates. In considering the sub-advisory agreements, the Board did not identify any single factor or information as all-important or controlling. In addition to the foregoing factors, the Board of Directors also discussed whether there were other benefits received by the Adviser, the sub-advisers, or their affiliates, from the sub-advisers’ relationship with the affected Fund. The Board of Directors concluded that any fall-out benefits resulting from the engagement of the sub-advisers were such that they did not impact the Board’s conclusion that the proposed sub-advisory fees were reasonable.

The Directors noted that Champlain’s and Shenkman’s fees would be paid entirely by the Adviser so that no additional expenses would be borne by shareholders for the engagement of Champlain and Shenkman. The Directors considered the scope and quality of services to be provided by the sub-advisers, including the fact that each sub-adviser pays the costs of all necessary investment and management facilities necessary for the efficient conduct of its services. The Directors also considered the qualifications and experience of the portfolio managers responsible for managing the sub-advisers’ portion of the Funds. The Directors further considered comparative fees and performance data of other comparable portfolios managed by the sub-advisers. Based on these considerations, the Board was satisfied, with respect to each sub-adviser and each Fund that (1) the Fund was reasonably likely to benefit from the nature, quality and extent of the sub-adviser’s services and (2) each sub-adviser’s compensation is fair and reasonable. The Board was also assisted by the advice of independent counsel in making this determination. Based on the foregoing, the Board, including the Independent Directors, unanimously approved the sub-advisory agreements with Champlain and Shenkman. As a result of the Board’s determination, Champlain continues to serve as a sub-adviser to the Global Small & Mid Cap Fund effective October 1, 2008, and Shenkman became a sub-adviser to the Global Opportunities Fund effective as of September 24, 2008.

Information Regarding the Investment Sub-Advisory Agreements

Sub-Advisory Agreement with Champlain

Effective October 1, 2008, Rosemont Partners I, LP (Rosemont), a private equity fund with a 25% equity stake in Champlain, sold its entire interest to Champlain’s employees (the “Transaction”). While there were no changes in the nature, extent or quality of Champlain’s sub-advisory services as a result of the Transaction, the Transaction resulted in a change in control of Champlain which automatically terminated the prior sub-advisory agreement for the Global Small & Mid Cap Fund under the federal securities laws. The new sub-advisory agreement with Champlain became effective as of the date of the Transaction.

The terms and conditions of the new sub-advisory agreement with Champlain are identical to the terms and conditions of the prior sub-advisory agreement, with the exception of the compensation to be paid to Champlain, which was revised in light of the recent expansion of the Fund’s investment strategies. Under the new sub-advisory agreement with Champlain, as under the prior sub-advisory agreement, Champlain will, subject to the direction and control of the Adviser and the Board of Directors and in accordance with the investment objective and policies of the Global Small & Mid Cap Fund and applicable laws and regulations, make investment decisions with respect to the purchases and sales of portfolio securities and other assets for a designated portion of the Global Small & Mid Cap Fund’s assets. As with the prior sub-advisory agreement, the new sub-advisory agreement provides that it will remain in effect for its initial two-year term and thereafter so long as the Board of Directors or a majority of the outstanding voting securities of the Fund, and in either event by a vote of a majority of the Independent Directors, specifically approves its continuance at least annually. The new sub-advisory agreement, as the prior sub-advisory agreement, also can be terminated at any time, without the payment of any penalty, by the Board of Directors, the Adviser, Champlain, or by a vote of a majority of the outstanding voting securities of the Fund, on sixty days’ written notice to the non-terminating party or parties. Similarly to the prior sub-advisory agreement, the new sub-advisory agreement terminates automatically in the event of an assignment.

Under the new sub-advisory agreement, as under the prior sub-advisory agreement, Champlain’s fees are based on the assets that Champlain is responsible for managing. Under both the prior and new sub-advisory agreements, Champlain’s sub-advisory fee is paid by the Adviser out of the management fee it receives from the Global Small & Mid Cap Fund and is not an additional charge to the Fund. The fees Champlain receives are included in the Adviser’s advisory fees set forth below.

Sub-Advisory Agreement with Shenkman

Under the terms of the sub-advisory agreement with Shenkman, Shenkman will, subject to the supervision of the Adviser and the Board of Directors and in accordance with the investment objective and policies of the Global Opportunities Fund and applicable laws and regulations, make investment decisions with respect to the purchases and sales of portfolio securities and other assets for a designated portion of the Fund’s assets. The sub-advisory agreement generally provides that Shenkman will not be liable for any losses suffered by the Fund resulting from any error of judgment or mistake of law made in the good faith exercise of its investment discretion in connection with selecting investments for the portion of Fund managed by Shenkman except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of its duties. The sub-advisory agreement provides that it will remain in effect for its initial two-year term and thereafter so long as the Board of Directors or a majority of the outstanding voting securities of the Fund, and in either event by a vote of a majority of the Independent Directors, specifically approves its continuance at least annually. The sub-advisory agreement also can be terminated at any time, without the payment of any penalty, by the Board of Directors, the Adviser, Shenkman, or by a vote of a majority of the outstanding voting securities of the Fund, on sixty days’ written notice to the non-terminating party or parties. In addition, the sub-advisory agreement terminates automatically in the event of its assignment.

Shenkman’s fees are based on the assets that Shenkman is responsible for managing. Under the sub-advisory agreement, Shenkman’s sub-advisory fee is paid by the Adviser out of the management fee it receives from the Global Opportunities Fund and is not an additional charge to the Fund. The fees Shenkman receives are included in the Adviser’s advisory fees set forth below.

Advisory Fees

The fees paid to Champlain and Shenkman are paid by the Adviser from the fees it receives from the Funds and are included in the advisory fees set forth below. For its services under the investment advisory agreement with the Corporation, the Adviser receives an advisory fee from each Fund, computed daily and payable monthly, in accordance with the following schedule:

Average Net Assets
Global Small & Mid Cap Fund	0.85%

	First $1.25 billion of average net assets	Second $1.25 billion to $2.5 billion of average net assets	Average net assets exceeding $2.5 billion
Global Opportunities Fund	1.10%	1.05%	1.00%

The Adviser has contractually committed through October 31, 2010 to waive its advisory fees to the extent necessary to maintain the net operating expense ratios, excluding acquired fund fees and expenses, of the Global Opportunities Fund at 1.35%. The Adviser has contractually committed through October 31, 2010 to waive its advisory fees to the extent necessary to maintain the net operating expense ratio for the Global Small & Mid Cap Fund, excluding acquired fund fees and expenses and interest expense, at 1.11%.

Information Regarding Champlain

As one of the sub-advisers to the Global Small & Mid Cap Fund, Champlain seeks to achieve the Fund’s investment objective of long-term capital appreciation in its allocated portion of the Global Small & Mid Cap Fund by investing mainly in common stocks of small and medium-sized companies that Champlain believes have strong long-term fundamentals, superior capital appreciation potential and attractive valuations. Through the consistent execution of a fundamental bottom-up investment process, which includes an effort to understand a company’s intrinsic or fair value, Champlain expects to identify a diversified universe of small and medium-sized companies which trade at a discount to their estimated or intrinsic fair values. As such, Champlain seeks to mitigate company-specific risk by limiting position sizes to 5% of the Fund’s total assets managed by it, at time of purchase. The Fund will be broadly diversified and Champlain seeks to create value primarily through favorable stock selection.

Champlain, located at 346 Shelburne Road, Burlington, Vermont 05401, is an independent, employee-owned investment management firm founded in 2004 and a registered investment adviser focused on small and mid cap equity investment strategies for public and private pension and endowment plans. Champlain had approximately $1.8 billion in assets under management as of October 31, 2008. Principal executive officers of Champlain include Scott T. Brayman, Managing Partner, and Judith W. O’Connell, Managing Partner and Chief Compliance Officer. Champlain is owned by CIP Management Holdings LP (“CIP Management”), which is owned by eight employees of Champlain. CIP Management GP, LLC is the general partner, and Mr. Brayman and Ms. O’Connell are the elected Managers, of CIP Management. The address of Champlain’s principal executive officers and CIP Management is 346 Shelburne Road, Burlington, Vermont 05401.

Champlain’s portion of the Global Small & Mid Cap Fund is managed by Mr. Brayman. Mr. Brayman has served as Chief Investment Officer and Managing Partner of Champlain since September 2004. In addition, Mr. Brayman has led Champlain’s investment team since September 2004. He has managed Champlain’s portion of the Fund since January 1, 2006. He has also managed the Champlain Small Company Fund since its inception. Prior to joining Champlain, Mr. Brayman was a Senior Vice President at NL Capital Management, Inc. and served as a Portfolio Manager with Sentinel Advisors, Inc. where he was employed from June 1995 to September 2004. Mr. Brayman graduated cum laude from the University of Delaware with a Bachelor’s Degree in Business Administration. He earned his Chartered Financial Analyst designation in 1995 and is a member of the CFA Institute and the Vermont Securities Analysts Society. He has more than 20 years of investment experience.

Other Investment Companies Advised or Sub-Advised by Champlain. Champlain currently acts as adviser or sub-adviser to the following registered investment companies or series thereof having similar investment objectives and policies to those of the Global Small & Mid Cap Fund. The table below also states the approximate size of each such fund as of October 31, 2008, the current advisory or sub-advisory fee rate for each fund as a percentage of average daily net assets and any applicable fee waivers or expense reimbursements.

Fund	Net Assets as of 10/31/2008	Advisory or Sub-Advisory Fee Rate	Applicable Fee Waiver or Expense Reimbursement
Champlain Small Company Fund	$423.5 million	0.90%

Champlain has voluntarily agreed to reduce its fees and reimburse expenses to the extent necessary in order to keep total annual fund operating expenses (excluding interest, taxes, brokerage commissions, acquired fund fees and expenses and extraordinary expenses) from exceeding 1.40% of the average daily net assets of the Small Company Fund Advisor Shares.

Champlain Mid Cap Fund	$28.6 million	0.80%

Champlain has voluntarily agreed to reduce its fees and reimburse expenses to the extent necessary in order to keep total annual fund operating expenses (excluding interest, taxes, brokerage commissions, acquired fund fees and expenses and extraordinary expenses) from exceeding 1.30% of the average daily net assets of the Mid Cap Fund Advisor Shares.

GE Institutional Funds	$171.3 million	0.75%	None
GE Investments Funds Inc.	$20.0 million	0.75%	None
GE Funds	$14.7 million	0.75%	None

Information Regarding Shenkman

As one of the sub-advisers to the Global Opportunities Fund, while seeking to achieve the Fund’s investment objective of long-term capital appreciation in its allocated portion of the Global Opportunities Fund, Shenkman generally will invest in high yield bonds. Shenkman provides advice and management with respect to all segments of the capital structure of high yield issuers. Shenkman’s investment strategy centers on in-depth fundamental credit analysis. This bottom-up analytical approach includes the interpretation of results from the company’s proprietary tools. These results, together with other analyses and reports, are presented to Shenkman’s credit committee, which determines whether to include the prospective investment on the company’s approved list of credits. Portfolio managers work from the approved list of credits to construct client portfolios.

Shenkman, located at 461 Fifth Avenue, New York, New York 10017, is independently owned by its employees and directors. Mark R. Shenkman is Shenkman’s majority shareholder and serves as the firm’s President and Chief Investment Officer and as a member of the firm’s board of directors. Other directors and principal executive officers of Shenkman include Albert Fuss, Director; Victor M. Rosenzweig, Director; Frank X. Whitley, Executive Vice President; Mark J. Flanagan, Executive Vice President; Richard H. Weinstein, Executive Vice President & General Counsel, Chief Compliance Officer; and Robert Stricker, Senior Vice President. The address of Shenkman’s directors and principal executive officers is 461 Fifth Avenue, New York, New York 10017. As of October 31, 2008, Shenkman’s assets under management totaled approximately $7.4 billion. The following individuals are responsible for managing Shenkman’s portion of the Global Opportunities Fund:

Mr. Mark R. Shenkman founded Shenkman in 1985. He has thirty-nine years of investment experience, and thirty-one years of high yield investment experience. Mr. Shenkman received a BA from the University of Connecticut and an MBA from The George Washington University. He also received a Doctor of Humane Letters, honoris causa, from the University of Connecticut.

Mr. Frank X. Whitley, Executive Vice President and Senior Portfolio Manager of Shenkman, joined the firm in 1988. He has twenty-three years of high yield investment experience. Mr. Whitley received a BS from Seton Hall University and an MBA from Fordham University.

Mr. Steven N. Schweitzer, Senior Vice President and Portfolio Manager of Shenkman, joined the firm in 1996. He has twelve years of high yield investment experience. Mr. Schweitzer earned a BA from the State University of New York at Binghamton and an MBA from Bernard Baruch College.

Other Investment Companies Advised or Sub-Advised by Shenkman. Shenkman currently acts as adviser or sub-adviser to the following registered investment companies or series thereof having similar investment objectives and policies to those of the Global Opportunities Fund. The table below also states the approximate size of each such fund as of October 31, 2008, the current advisory or sub-advisory fee rate for each fund as a percentage of average daily net assets and any applicable fee waivers or expense reimbursements.

Fund	Net Assets as of 10/31/2008	Advisory or Sub-Advisory Fee Rate	Applicable Fee Waiver or Expense Reimbursement
CUNA Members Mutual Funds	$57,086,522	0.38%	None
CUNA Ultra Series Funds	$93,750,127	0.38%	None
Dreyfus Premier High Income Fund	$137,819,352	0.30%	None
Harbor High Yield Bond Fund	$55,182,745	0.37%	None

Brokerage Commissions

For the fiscal year ended October 31, 2008, the Funds did not pay brokerage commissions to any affiliated broker.

General Information

The Adviser is located at 630 Fifth Avenue, New York, New York 10111. PFPC Distributors, Inc., the Corporation’s distributor, and PNC Global Investment Servicing (U.S.) Inc., the Corporation’s administrator, are located at 760 Moore Road, King of Prussia, PA 19406.

YOU MAY OBTAIN A COPY OF OLD WESTBURY FUNDS’ MOST RECENT ANNUAL AND SEMI-ANNUAL REPORTS FREE OF CHARGE BY CALLING 1-800-607-2200.

APPENDIX A

As of the Record Date, NAIDOT & Co., acting in various capacities for numerous accounts, was the owner of record of 5% or more of the following Funds’ outstanding shares:

NAIDOT & Co.	Global Opportunities Fund	99.39%
c/o Bessemer Trust Company	Global Small & Mid Cap Fund	99.65%
100 Woodbridge Center Drive Woodbridge, NJ 07095-1162

A-1

[This Page Intentionally Left Blank]

[This Page Intentionally Left Blank]

A21-IS1208     Old Westbury Funds, Inc.